Exhibit 4.2

EMPLOYMENT AGREEMENT

By and Between

________

And

NETEASE, INC.

Dated as of ________

THIS EMPLOYMENT AGREEMENT

(this “Agreement”)

is made and entered into as of

________

by and between

________

(the “Employee”)

and

NETEASE, INC.

(a Cayman Islands company) (the “Company”)

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

DEFINITIONS

“Affiliate” means with respect to any Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Agreements” is as defined in Article 4.

“Board” means the Board of Directors of the Company.

“Breach” is as defined in Article 5.

“Company” is as defined in the Preamble.

“Compensation Committee” means the compensation committee of the Board of the Company or such other group of directors performing similar functions.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of shares, as a trustee or executor, by contract or credit agreement or otherwise.

“Effective Date” is ________.

“Employee” is as defined in the Preamble.

“Employee Equity Compensation Awards” shall be the right given by the Company to the Employee on specific vesting dates during the Employment Term to purchase a specific number of Ordinary Shares or other securities of the Company at a specific exercise price or restricted share unit or other equity compensation award, as set forth in Section 2.1(iii), with more detailed terms and conditions provided in the relevant employee equity incentive plan or scheme or award agreements thereunder.

“Employment Contract Termination Date” means the date on which either the Company or the Employee elects not to extend this Agreement further by giving written notice to the other party; provided that if the Employee makes such election, the Employment Contract Termination Date shall occur at the end of the notice period set forth in Section 3.3 below.

“Employment Final Termination Date” means the date upon which the Employee’s employment with the Company ceases for any reason.

“Employment Term” is as defined in Section 1.1.

“HKIAC” is as defined in Article 6.

“Monthly Base Salary” is as defined in Section 2.1(i).

“Ordinary Shares” means the ordinary shares of the Company.

“Subsidiary Employment Agreement” is as defined in Section 2.1(i).

“Performance Targets” is as defined in Section 2.1(ii).

“Person” means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group.

“RMB” means the legal currency of the People’s Republic of China.

“Subsidiary” means, with respect to any Person, any entity which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions are at the time directly or indirectly owned by such Person and, with respect to the Company, shall also include any affiliated entities which are deemed “variable interest entities” of the Company under applicable accounting standards.

“U.S. dollars” or “US$” means the legal currency of the United States.

Article 1.EMPLOYMENT AND TERM

The Company hereby employs the Employee and the Employee hereby agrees to such employment by the Company during the Employment Term to serve as the ________ for the benefit of the Company, with the customary duties, authorities and responsibilities of such position and such other duties, authorities and responsibilities relative to the Company that may from time to time be delegated to the Employee by the Chief Executive Officer of the Company, subject to the supervision of and direction by the Board. The Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to the Employee. The Employee shall abide by the Company’s rules, regulations and practices as they may from time-to-time be adopted or modified.

1.1

Employment Term. The Employment Term of this Agreement shall commence on the Effective Date and shall continue until the earlier of the Employment Contract Termination Date or the Employment Final Termination Date.

1.2

Full Working Time. During the Employment Term, the Employee shall devote all of his attention, experience and efforts during normal business hours to the proper performance of his duties hereunder and to the business and affairs of the Company. Notwithstanding the foregoing, the Company and the Employee acknowledge and agree that the Employee shall provide a portion of his time to one or more Subsidiaries and be compensated by such Subsidiaries, as determined by the management of the Company and/or the Compensation Committee.

Article 2.COMPENSATION PACKAGE AMOUNT

2.1	Cash and Equity Compensation. During the Employment Term, as compensation for services hereunder and subject to the performance of his obligations hereunder, the Employee shall receive the following:
i.

Base Salary: The Monthly Base Salary shall be as set forth in the agreement which has been entered into by and between the Employee and the relevant Subsidiary of the Company (the “Subsidiary Employment Agreement”), pro rated for the number of days actually worked by Employee in any month in which the Effective Date and the Employment Contract Termination Date or the Employment Final Termination Date occurs;

ii.

Annual Incentive Cash Bonus: An annual incentive cash bonus payable in the following calendar year, subject to the Company’s and/or Employee’s achievement of the annual performance targets established by the Compensation Committee and/or management of the Company (the “Performance Targets”), such performance as verified and approved by the Compensation Committee and/or management of the Company. Such bonus shall not be deemed earned until the Compensation Committee and/or management of the Company verifies the achievement of the Performance Targets and approves payment of such bonus to Employee; and

iii.	Equity Compensation Award: The Employee may receive Employee Equity Compensation Awards, as determined by the Compensation Committee in its discretion from time to time.

The cash compensation set forth in clauses (i) and (ii) above shall be payable in U.S. dollars, RMB and/or such other currencies as the Employee and the Company shall mutually agree.

During the term of employment hereunder, the Employee’s cash compensation and equity awards shall be reviewed by the Board, the Compensation Committee or management of the Company from time to time (but no less than annually) to determine whether an increase in the Employee’s salary and additional equity awards are appropriate.

2.2	Benefits. During the Employment Term, the Employee shall be entitled to medical insurance benefits in accordance with the Company’s standard policies from time to time.
2.3	Individual Income Tax. The Employee shall be responsible for paying his own individual income tax in respect of the compensation received hereunder.
2.4

Annual Leave. The Employee shall be entitled to such number of days of annual leave with pay during each calendar year of the Employment Term as is provided in the applicable Company policy then in effect.

2.5

Travel Expenses Reimbursement. The Company shall pay or reimburse the Employee for reasonable business expenses actually incurred or paid by the Employee during the Employment Term in the performance of his services hereunder, subject, however, to the Company’s policies and guidelines relating to business-related expenses as in effect from time to time during the Employment Term, provided that, the Employee shall provide to the Company all appropriate receipts and vouchers.

2.6

Compensation Payments. The compensation and benefits under this Article 2 shall be provided to the Employee by the Company or through any of the Company’s Subsidiaries as may be designated by the Company from time to time.

Article 3.TERMINATION

3.1

General. In the event the Subsidiary Employment Agreement is terminated for any reasons pursuant to the terms therein, the employment between the Employee and the Company pursuant to this Agreement shall also be terminated unless mutually agreed by both parties.

3.2	Company’s Right to Terminate. The Company shall have the right to terminate this Agreement at any time with or without cause.
3.3	Employee’s Resignation Right. The Employee shall have the right to resign for any reason with three (3) months’ prior notice to the Company.
3.4	Severance Benefits. The Employee’s rights to severance benefits, if any, shall be set forth in the terms of the Subsidiary Employment Agreement and as provided by any applicable laws.
3.5	Condition of Severance Benefits. The Employee’s eligibility for severance benefits is conditioned upon the following:
i.

Employee’s compliance with his post-employment obligations, including without limitation the proprietary information, confidentiality, non-competition, non-solicitation and non-disparagement obligations set forth in Article 4 hereof and the Exhibits referenced in Article 4 hereof; and

ii.	Employee having first signed a release certificate in the form attached as Exhibit C.

Article 4.PROPRIETARY INFORMATION AND NON-COMPETITION

The Employee shall, on the Effective Date, enter into the Key Employee Invention Assignment and Confidentiality Agreement in the form as Exhibit A attached hereto and the Non-Compete Agreement (together with the Key Employee Invention Assignment and Confidentiality Agreement, the “Ancillary Agreements”) in the form as Exhibit B attached hereto. The Employee agrees that the entering into of the Ancillary Agreements is necessary to protect the interests of the Company, its Subsidiaries or Affiliates and is reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that this Article 4 or any provision in the Ancillary Agreements is unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision will be enforceable.

Article 5.REMEDIES

If the Employee commits a breach, or threatens to commit a breach, of any provisions of this Agreement or the Ancillary Agreements (the “Breach”), the Company shall have the right (a) to terminate the employment and claim for damages associated with the Breach, each of which shall be independent of the others and shall be severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to the Company; and (b) to seek injunctive relief from any court of competent jurisdiction for any Breach or threatened Breach of the Ancillary Agreements, it being acknowledged and agreed that any Breach or threatened Breach of any of such provision by the Employee will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

Article 6.DISPUTE RESOLUTION

Any dispute, controversy or claim, at any time arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (other than any dispute, controversy or claim pursuant to the Key Employee Invention Assignment and Confidentiality Agreement or Non-Compete Agreement under Articles 4 hereof, which may, at the option of the Company, be submitted to any court having jurisdiction), shall be settled by binding arbitration at the request of either party. Each arbitration hereunder shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules then in effect. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought before HKIAC. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Article 6 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

Article 7.GENERAL PROVISIONS

7.1

Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, national overnight courier, or email. In the case of the Company, to the office or email account of the Head of Human Resources; and in the case of the Employee, to the address or email account appearing on the employment records of the Company, from time to time. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

7.2

Entire Agreement. This Agreement, taken together with the Ancillary Agreements and the Subsidiary Employment Agreement, shall constitute the entire agreement between the Employee and the Company with respect to the Employee’s employment with the Company and supersedes any and all prior agreements and understandings.

7.3

Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

7.4

Successors and Assigns. The personal services of the Employee are the subject of this Agreement and the Ancillary Agreements and no part of the Employee’s or the Company’s rights or obligations hereunder or thereunder may be assigned, transferred, pledged or encumbered by the Employee or the Company. This Agreement and the Ancillary Agreements shall inure to the benefit of, and be binding upon (a) the parties hereto, (b) the heirs, administrators, executors and personal representatives of the Employee and (c) the successors and assigns of the Company as provided herein.

7.5

Governing Law and Venue. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the Cayman Islands, without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction.

7.6

Severability. If any provisions of this Agreement, as applied to any part or to any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

7.7

Survival. The rights and obligations of the Company and Employee pursuant to Articles 3, 4, 5, 6 and 7 shall survive the termination of the Employee’s employment with the Company and the expiration of the Employment Term.

7.8	Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.9	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10

No Breach of Other Agreements. Employee hereby represents and warrants that his execution, delivery and performance of this Agreement and the Ancillary Agreements shall not violate or constitute a breach of the terms of any other agreement to which Employee is a party, whether written or oral.

7.11	Effectiveness. Upon execution of this Agreement by the parties hereto, this Agreement shall take effect from the Effective Date.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE

Name:

COMPANY
By:
Name:
Title:

Exhibit A

Key Employee Invention Assignment and Confidentiality Agreement

In consideration of, and as a condition of my continued employment with NetEase, Inc., a Cayman Islands company (as contemplated in the employment agreement between NetEase, Inc. and me), or with any of its subsidiaries (collectively, the “Company”), I hereby represent to, and agree with, the Company as follows:

1.

Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined in Section 3 below), its rights in Inventions (as defined in Section 2 below) and in any other intellectual property rights. Accordingly, I am entering into this Key Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my continued employment with the Company, whether or not I am expected to create inventions of value for the Company.

2.

Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, derivative works, formulas, processes, compositions of matter, techniques, know-how, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets or mask works.

3.

Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes but is not limited to any confidential and/or proprietary knowledge, data or information, any past, present or future Inventions, marketing plans, product plans, business strategies, financial information (including budgets and unpublished financial statements), licenses, prices and costs, forecasts, personal information, suppliers, customers and lists of either, information, trade secrets, patents, mask works, ideas, confidential knowledge, data or other proprietary information relating to new and existing products, processes, know-how, designs, formulas, developmental or experimental work, improvements, discoveries, designs and techniques, computer programs, data bases, other original works of authorship, employee information including the skills and compensation of other employees of Company, or other subject matter pertaining to any business of Company. I agree that Company may from time to time create a list of specific Proprietary Information and I will acknowledge any such lists in writing upon request.

4.

Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the

Exhibit A-1

Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

5.

Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me either alone or jointly with others, within the scope of my employment are “works for hire” under the United States Copyright Act and that the Company will be considered the author and owner of such copyrightable works. In the event that any such copyrightable works are not deemed to be “works made for hire,” I hereby irrevocably assign all of my right, title and interest in and to such copyrightable works to Company. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (collectively, “Company Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

6.

Assignment of Other Rights. In addition to the foregoing assignment of Company Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (ii) any and all Moral Rights (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of a Company Invention, to object to or prevent the modification of any Company Invention, or to withdraw from circulation or control the publication or distribution of any Company Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

7.

Assistance. For no consideration in addition to my salary or wages during my employment, I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Chief Executive Officer of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned hereunder to Company.

8.

No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I did not bring with me to the Company

Exhibit A-2

or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

9.

Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party which competes with the current or planned business of the Company.

10.	Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.
11.

Non-Disparagement. During my employment with the Company and after termination of my employment, I will not directly or indirectly disparage, defame, otherwise speak negatively about the Company or its predecessors, successors, or past or present subsidiaries or affiliated entities, officers, directors, agents, employees and assigns, in any manner, or take or cause to be taken any other action that is, likely to be harmful to them or their business, business reputation or personal reputation in any way, provided that I shall respond accurately and fully to any question, inquiry or request for information when instructed by the Company or otherwise required by legal process.

12.

Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement, without prejudice to any other rights or remedies that Company may have for a breach of this Agreement.

13.

Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the Cayman Islands, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.

14.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

15.

Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

Exhibit A-3

16.

Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

17.

Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

18.

Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

19.

Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20.	Not Employment Contract. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

Exhibit A-4

This Agreement shall be effective as of the Effective Date.

EMPLOYEE

Name:

COMPANY
By:
Name:
Title:

Exhibit A-5

Exhibit B

Non-Compete Agreement

Dear ________,

As an employee of NetEase, Inc., a Cayman Islands company (as contemplated in the employment agreement between NetEase, Inc. and you (the “Employment Agreement”)), or with any of its subsidiaries (collectively, the “Company”), you must execute and deliver a covenant not to compete with the Company during your employment and for twelve (12) months thereafter. The terms and conditions set forth below, as applicable, shall, upon your acceptance thereof, become an agreement between you and the Company (this “Agreement”).

Covenant Not to Compete

It is hereby agreed that, from the Effective date as defined in the Employment Agreement and so long as you are an employee, consultant or serve in a similar capacity with the Company, you shall devote substantially all of your professional time to the Company and shall not participate in any manner in the management or operation of any business other than that of the Company or serving on the board of directors of the Company.

If you are no longer employed by or acting as a consultant for the Company, you shall not be employed by or participate in any manner in the management or operation of any business or entity that is or may be directly competitive with and offering similar products or services as the Company until twelve (12) months after (i) the date of your termination of employment or (ii) if you serve as a consultant to the Company following your employment, the date on which you cease to act as a consultant with the Company (such date, the “Termination Date”).

Covenant Not to Solicit Employees

While employed by the Company and for a period of two (2) years after the Termination Date, you shall not, directly or indirectly, solicit for employment any person who was employed by the Company during your employment with the Company. In the event that you hire or employ any such person during such two (2) year period (without soliciting such person in violation of this foregoing restriction), you shall reimburse the Company for any and all costs and expenses incurred by the Company to replace such person (including, without limitation, costs and expenses incurred for recruiting, hiring and training).

Covenant Not to Divert Business

For a period of two (2) years after the Termination Date, you shall not, directly or indirectly:

i)

work as an employee, employer, consultant, agent, principal, partner, manager, shareholder, officer, director, or in any other individual or representative capacity for any person or entity who or which was a customer of the Company during your employment with the Company, without the Company’s prior written consent; or

ii)

call on, solicit, or take away for you or for any other person or entity any person or entity who or which was a customer of the Company, or with which the Company was in negotiations to become a customer of the Company, during your employment with the Company.

Exhibit B-1

Company Rights if You Violate this Agreement

In the event that you do not comply with the terms of this Agreement, any profit sharing or equity compensation awards to which you would otherwise be entitled will be forfeited.

In the event you do not comply with the terms of this Agreement, the Employment Agreement or the Key Employee Invention Assignment and Confidentiality Agreement, we also reserve the right to discharge you as an employee. Furthermore, we reserve the right to recover monetary damages from you, and we may also recover punitive damages to the extent permitted by any applicable law. In the event that monetary damages are an inadequate remedy for any harm suffered by us as a result of a breach of this Agreement by you, we may also seek other relief, including an order of specific performance or injunctive relief. You will not seek, and you agree to waive any requirement for, the securing or posting of a bond in connection with our seeking or obtaining such relief.

You further agree to indemnify and hold us harmless from any damages, losses, costs or liabilities (including legal fees and the costs of enforcing this indemnity agreement) arising out of or resulting from your failure to abide by the terms of this Agreement.

At-Will Employment

You agree and understand that, except as may be provided in any employment agreement between you and the Company, your employment with the Company is “at-will,” meaning that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. You agree and understand that it also means that job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at-will by the Company. You understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of your employment with the Company. You also understand and agree that the at-will nature of employment with the Company can only be changed by the Board of Directors of the Company in an express writing signed and dated by an authorized Board member and by you.

Acknowledgment

You agree that, in light of the substantial benefits you will receive as our employee, the terms contained in this Agreement are necessary and reasonable in all respects and that the restrictions imposed on you are reasonable and necessary to protect our legitimate business interests. Additionally, you hereby acknowledge and agree that the restrictions imposed on you by this Agreement will not prevent you from obtaining employment in your field of expertise or cause you undue hardship.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to any conflicts of laws provision thereof.

By accepting this Agreement, you acknowledge that, given the nature of the Company’s business, the provisions contained in this Agreement contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint

Exhibit B-2

than is necessary to protect and preserve the Company and to protect the Company’s legitimate interests. If, however, the provisions of this Agreement are determined by any court of competent jurisdiction or any arbitrator to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect, or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and over the largest geographical area as to which it may be enforceable and to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court or arbitrator in such action.

Please confirm your agreement with the foregoing by signing and returning directly to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,
NetEase, Inc.

By:
Name:
Title:

Accepted and Agreed to as
of the date first above written:

Name:

Exhibit B-3

Exhibit C

Form of Release Certificate

________ (“You”) and NetEase, Inc. (the “Company”) have agreed to enter into this Release Certificate on the following terms:

Within ten (10) business days after you sign this Release Certificate (which you may sign no sooner than the last day of your employment with the Company), you will become eligible to receive any severance benefits which are expressly set forth in the terms of your Employment Agreement dated ________ between the Company and you (the “Agreement”), and the Subsidiary Employment Agreement (as defined in the Agreement).

In return for the consideration described in the Agreement, you and your representatives completely release the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the “Released Parties”) from all claims of any kind, known and unknown, which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under the Labour Law of the People’s Republic of China, the Employment Act of Singapore, Title VII of the U.S. Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and the Age Discrimination in Employment Act, or any comparable law of any other jurisdiction or nation, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys’ fees. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the Released Claims.

You acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this Release Certificate (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this Release Certificate within seven (7) days of signing it by sending a certified letter to that effect to the Chief Executive Officer at NetEase Building, No. 599 Wangshang Road, Binjiang District, Hangzhou, 310052, People’s Republic of China; and that (d) notwithstanding the foregoing, the portion of this Release Certificate that pertains to the release of claims under the ADEA shall not become effective or enforceable and no funds shall be exchanged until the 7-day revocation period has expired, but that all other provisions of this Release Certificate will become effective upon its execution by the parties.

You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession or control at any time, including, but not limited to, the items set forth in Exhibit 1 to this Release Certificate, and all Company mobile phones in your possession, your laptop computer and the smart phone or similar personal digital assistant provided by the Company, the Company’s files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification

Exhibit C-1

badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

You understand and agree that you shall remain bound by the terms of that certain Key Employee Invention Assignment and Confidentiality Agreement between you and the Company, attached as Exhibit 2 to this Release Certificate (the “Confidentiality Agreement”), and the Non-Compete Agreement between you and the Company, attached hereto as Exhibit 3 to this Release Certificate (the “Non-Compete Agreement”), both of which shall each be considered a part of this Release Certificate.

You acknowledge and agree that the Company shall have no obligation to assist or facilitate in any way the deposit of any ordinary shares owned by you (including shares received upon the settlement of any equity compensation awards) into the Company’s American Depositary Receipt program unless and until you deliver a certificate to the Company in a form satisfactory to the Company, to the effect that you are not then in possession of any material nonpublic information regarding the Company and the Company and its Board of Directors conclude it is reasonable to rely on such certificate.

You agree to hold in strictest confidence the circumstances of your separation from the Company and the provisions of this Release Certificate, and not to publicize or disclose such information in any manner whatsoever; provided, however, that you may disclose this Agreement to your immediate family, your attorney and tax advisors, or as otherwise required by law. You also agree not to, either by yourself or indirectly through others, disparage, defame, otherwise speak negatively about the Company or any of the Released Parties in any manner, or take or cause to be taken any other action that is, likely to be harmful to them or their business, business reputation or personal reputation in any way, provided that you shall respond accurately and fully to any question, inquiry or request for information when instructed by the Company or otherwise required by legal process.

The parties agree that this Release Certificate and the Agreement contain all of our agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release Certificate or the Agreement as having continued effect. It is agreed that this Release Certificate shall be governed by the laws of the Cayman Islands. If any provision of this Release Certificate or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release Certificate and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Please note that this Release Certificate may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement. By your signature below, you acknowledge that (a) you have read this Release Certificate or have been afforded every opportunity to do so; (b) you are fully aware of this Release Certificate’s contents and legal effect; (c) you have had an opportunity to consult with an attorney of your choosing prior to signing this Release Certificate; and (d) you have chosen to sign this Release Certificate freely, without coercion, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Release Certificate.

Exhibit C-2

[Employee]	Date:

[Company Signatory]	Date:

Exhibit C-3

Exhibit 1

[Property to be returned]

Exhibit 1

Exhibit 2

[Confidentiality Agreement]

Exhibit 2

Exhibit 3

[Non-Compete Agreement]

Exhibit 3